UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2009
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 North Radnor-Chester Road, Suite 100 Radnor, PA	19087-5283

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 687-5253
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 19, 2009, the Board of Directors of Airgas, Inc. (the “Company”) adopted the Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”), subject to stockholder approval. On August 18, 2009, at the 2009 Annual Meeting of Stockholders, the stockholders of the Company approved the Equity Plan to: (1) change the maximum number of shares available for issuance under the Equity Plan from 3,200,000 to 5,800,000; (2) add a provision that limits to 1,000,000 the total number of shares of the Company’s common stock under the Equity Plan that may be subject to restricted share and restricted share unit awards; and (3) change the date upon which options that would become exercisable on the next anniversary date after retirement vest from the next anniversary date to the date of retirement.
The purpose of the Equity Plan is to provide for the granting of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives and a broad-based category of employees of the Company.
On August 18, 2009, each non-employee director received a grant of options to acquire 7,000 shares of the Company’s common stock, at an exercise price of $44.18, the closing selling price of a share of the common stock on the date of grant, pursuant to the terms of the Equity Plan.
The description of the Equity Plan set forth above is qualified in its entirety by reference to the Equity Plan filed with this report as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(a) None
(b) None
(c) None
(d) Exhibits

10.1† — Airgas, Inc. Amended and Restated 2006 Equity Incentive Plan

†	Management contract or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2009	Airgas, Inc.
(Registrant)
/s/ Thomas M. Smyth
Vice President and Controller
(Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

10.1	Airgas, Inc. Amended and Restated 2006 Equity Incentive Plan